Exhibit 10.1


                            Jupitermedia Corporation
                           23 Old Kings Highway South
                                Darien, CT 06820



Christopher Cardell
23 Old Kings Highway South
Darien, CT 06820


                                                        October 24, 2008



Dear Mr. Cardell:

In connection with your resignation as a director and officer of Jupitermedia Corporation (the "Company") and each of the Company's subsidiaries (the "Subsidiaries") and any other positions that you hold with the Company or any of the Subsidiaries, which resignation shall be effective as of the date hereof (the "Resignation"):

1. The Board of Directors of the Company (the "Board") and the Compensation Committee of the Board (the "Committee") have accepted the Resignation.

2. Notwithstanding anything to the contrary in the Company's 1999 Stock Incentive Plan, any option agreement to which you are a party or any options to purchase shares of the Company's common stock granted to you (the "Options"), each of the Options shall expire on the earlier of (a) the last day of the Option Period (as defined in the applicable Option) or (b) the fourteen (14) month anniversary of the date hereof.

3. Except to the extent required by applicable law, each of the Company and you agree not to, without the prior written approval of the other party, make any press release or other public announcement or disclosure regarding the other party including, without limitation, (a) any of the terms or conditions of, or actions contemplated by, this letter and (b) any of the circumstances underlying, or terms and conditions of, the Resignation; provided, however, that the Company shall be entitled to issue a press release in a form reasonably acceptable to you and file a Form 8-K with respect to such press release.

4. The Company acknowledges that upon the Resignation, you shall be entitled to
(i) the severance contemplated by that certain employment letter, dated as of November 24, 1998 addressed to you from the Company (the "Employment Letter"), a copy of which is attached hereto as Annex A, at your current salary as of the date of this letter ($354,000 per annum); (ii) any accrued and unpaid salary as of the date of this letter; (iii) accrued and unused vacation as of the date of this letter; (iv) the pro-rata share, calculated from January 1, 2008 through and including the date of this letter, of the amount payable to you, if any, pursuant to the 2008 pay-for-performance cash incentive plan, as approved by the Compensation Committee of the Board


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of Directors; and (v) the continuation of all Company benefits that are made generally available to employees (with the exception of stock options except as otherwise expressly stated in section 2 above), for a period of twelve (12) months from the date hereof, to the extent permitted by the relevant benefit plan terms. In addition, upon the Resignation, the Company shall promptly take steps to transfer title to you with respect to (a) the computer that you are using as of the date hereof in connection with your employment with the Company; provided, however, any costs or expenses incurred after the date hereof shall be your sole responsibility and (b) the automobile that you are using as of the date hereof in connection with your employment with the Company; provided, however, any costs or expenses incurred after the date hereof including, without limitation, maintenance, gas or insurance shall be your sole responsibility.

5. Both parties agree and acknowledge that any confidentiality obligations and non-disparagement obligations by which they are bound (either at law, pursuant to the Employment Letter or otherwise) shall survive in accordance with their terms. Neither party shall disparage the other.

If you agree to the foregoing, please countersign this letter below and return to my attention at the address set forth above.



                                   Sincerely,



                                   Jupitermedia Corporation



                                   /s/ Alan Meckler
                                   ---------------------------------------------
                                   By:     Alan Meckler
                                   Title:  Chief Executive Officer





Agreed and Acknowledged as of October 25, 2008





/s/ Christopher Cardell
---------------------------
Christopher Cardell